Exhibit 10.7

BEST BUY CO., INC.
LONG-TERM INCENTIVE PROGRAM AWARD AGREEMENT

Award Date: September 17, 2009

I.      The Award and the Plan.  As of the Award Date set forth above and in the Award Notification accompanying this Performance Award (the “Award Date”), Best Buy Co., Inc. (“Best Buy”) grants to you (a) an option to purchase the number of Shares of Best Buy common stock set forth in such Award Notification (the “Option”) at the option price per Share set forth in such Award Notification; and/or (b) the number of restricted Shares of Best Buy common stock (the “Restricted Shares”) set forth in such Award Notification, all on the terms and conditions contained in this Long-Term Incentive Program Award Agreement (this “Agreement”) and the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as amended (the “Plan”).  Capitalized terms not defined in the body of this Agreement are defined in the attached Addendum or in the Plan.  Except as otherwise stated, all references to “Sections” or “Articles” refer to Sections or Articles of this Agreement.

II.   Terms of Option Grant.  This Article II applies to you only if your Award Notification includes the grant of an Option.

2.1      Duration, Vesting and Exercisability of Option.  You may not exercise any portion of the Option before the first anniversary of the Award Date; and the Option expires on the last day of the 10-year period beginning on the Award Date (the “Expiration Date”).  You may exercise the Option in cumulative installments of 25% each, on and after each of the first four anniversaries of the Award Date.  The entire Option will vest earlier and become exercisable upon your Qualified Retirement, Disability or death or if, within 12 months following a Change of Control, your employment is terminated without Cause or you terminate your employment for Good Reason, but only if your employment terminates in any such case at a time when no member of the Company Group is entitled to terminate your employment for Cause.  The Option may only be exercised by you during your lifetime, and may not be assigned or transferred other than by will or the laws of descent and distribution.

2.2      Exercise and Tax Withholding.  The Option may be exercised in whole or in part by written notice to Best Buy (through the Plan administrator or other means as shall be specified by Best Buy from time-to-time) stating the number of Shares to be purchased under the Option and the method of payment.  The notice must be accompanied by payment in full of the exercise price for all Shares designated in the notice.  Payment of the exercise price may be made by cash, check, delivery of previously owned Shares having a Fair Market Value on the date of exercise that is equal to the exercise price, or withholding of Shares that would otherwise be issued upon such exercise having a Fair Market Value on the date of exercise that is equal to the exercise price, or a combination thereof.  The Option is a Non-Qualified Stock Option that is not eligible for treatment as a qualified or incentive stock option for federal income tax purposes.  You are liable for any federal and state income or other taxes applicable upon the grant or exercise of the Option, your receipt of any dividends or other distributions (whether cash, stock, or otherwise) paid on the underlying Shares, or any disposition of the underlying Shares; and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.  Upon exercise of the Option, Best Buy will withhold from the Shares that would otherwise be delivered to you a number of Shares having a Fair Market Value equal to the amount of all applicable taxes required by Best Buy to be withheld or collected upon the exercise of the Option, unless your notice of exercise indicates your desire to satisfy such withholding obligations through your payment to Best Buy of cash or your delivery of previously acquired Shares, and such cash or Shares are delivered to Best Buy promptly thereafter.  You have no rights in the Shares subject to the Option until such Shares are received by you upon exercise of the Option.

2.3      Limited Exercise Rights after Retirement, Disability, Death or other Termination of Employment.  Your employment with the Company Group may be terminated by your employer at any time for any reason (or no reason).  Subject to the forfeiture provisions of Article IV and the exceptions in paragraph (d) of this Section 2.3:

(a)        If your employment with the Company Group is terminated by your employer without Cause, or if you resign or otherwise voluntarily terminate your employment with the Company Group, you will have 60 days after the date of your termination to exercise the Option, to the extent the Option had become vested as of your termination date.

(b)        Upon your Qualified Retirement from the Company Group, you will have one year after the effective date of your retirement to exercise the Option, to the extent the Option had become vested as of your termination date.

(c)        If you die while employed by the Company Group, the representative of your estate or your heirs will have one year after the date of your death to exercise the Option, to the extent the Option had become vested as of the date of your death.  If you become Disabled while employed with the Company Group, you will have one year after the effective date of such classification to exercise the Option, to the extent the Option had become vested as of your termination date.

(d)        In no case, however, may the Option be exercised after the Expiration Date.  The Option may not be exercised following termination of your employment with the Company Group for Cause, or if your employment terminated for any reason at a time when any member of the Company Group was entitled to terminate your employment for Cause.

III.  Terms of Restricted Share Grant.  This Article III applies to you only if your Award Notification includes a grant of Restricted Shares.

3.1      Restricted Period.  Until your Restricted Shares become vested as provided below, they are subject to the restrictions described in Section 3.2 (the “Restrictions”) during the period (the “Restricted Period”) beginning on the Award Date and ending four years from the Award Date, subject to the provisions of Section 3.3.  Except as otherwise provided in Section 3.3 and Article IV, the Restrictions will lapse and the Restricted Shares will become transferable and non-forfeitable in cumulative installments as follows:

1st Anniversary of Award Date	25%
2nd Anniversary of Award Date	25%
3rd Anniversary of Award Date	25%
4th Anniversary of Award Date	25%

Upon vesting of each 25% installment, the Restricted Shares that have become vested will be delivered to you within 30 days, in the form of either book-entry registration or a stock certificate.

3.2      Restrictions.  The Restricted Shares are subject to forfeiture or recovery at any time pursuant to Article IV and, during the Restricted Period, are also subject to the following Restrictions:

(a)        The Restricted Shares are subject to forfeiture to Best Buy as provided in this Agreement and the Plan.

(b)        During the Restricted Period, you may not sell, assign, pledge or otherwise transfer the Restricted Shares (or any interest in or right to the Restricted Shares), other than by will or the laws of descent and distribution, and any such attempted transfer will be void.

3.3      Effect of Retirement, Disability, Death or other Termination of Employment.  Your employment with the Company Group may be terminated by your employer at any time for any reason (or no reason).  Subject to the forfeiture provisions of Article IV and the exception in paragraph (d) of this Section 3.3:

(a)        If your employment with the Company Group is terminated by reason of your Qualified Retirement or death, or you become Disabled before the fourth anniversary of the Award Date, the Restrictions will lapse and Restricted Shares that are unvested as of the date of termination will become non-forfeitable and transferable.

(b)        If, before the fourth anniversary of the Award Date, and within 12 months following a Change in Control, your employment with the Company Group is terminated by your employer without Cause or you terminate your employment with the Company Group for Good Reason, the restrictions will lapse and the Restricted Shares will become non-forfeitable and transferable as of the date of such termination.

(c)        If your employment with the Company Group is terminated before the fourth anniversary of the Award Date, for any other reason, your rights to all unvested Restricted Shares will be immediately and irrevocably forfeited.

(d)        If your employment with the Company Group is terminated for any reason before the fourth anniversary of the Award Date, at a time when any member of the Company Group is entitled to terminate your

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employment for Cause, your rights to all unvested Restricted Shares will be immediately and irrevocably forfeited.

3.4      Limitation of Rights Regarding Shares.  Until issuance of the Restricted Shares, you will not have any rights of a shareholder with respect to the Restricted Shares.  Upon issuance of the Restricted Shares, you will, subject to the Restrictions and Article IV, have all of the rights of a shareholder with respect to the Restricted Shares, unless and until the Restricted Shares are forfeited or recovered by Best Buy under this Agreement or the Plan, except that:

(a)        you will not have the right to vote the Restricted Shares during the Restricted Period; and

(b)        any dividends or other distributions (whether in cash, stock, or otherwise) paid on Restricted Shares during the Restricted Period will be held by Best Buy until the end of the Restricted Period for those Shares, at which time Best Buy will pay you all such dividends and other distributions, less any applicable tax withholding amounts payable with respect to the lapse of Restrictions or otherwise related to the Restricted Shares.  However, if any of the Restricted Shares are forfeited as described in Section 3.3 of this Agreement, then all rights to any such payments that relate to the forfeited Shares will also be forfeited.

3.5      Income Taxes.  You are liable for any federal and state income or other taxes applicable upon the lapse of the Restrictions on any Restricted Shares, your receipt of any dividends or other distributions (whether cash, stock, or otherwise) paid on the Restricted Shares, and your subsequent disposition of any Restricted Shares that have become vested; and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.  Upon the lapse of Restrictions on any Restricted Shares, Best Buy will withhold from those Restricted Shares the number of Shares having a Fair Market Value equal to the amount of all applicable taxes required by Best Buy to be withheld upon the lapse of the Restrictions on those Restricted Shares.

IV.   Restrictive Covenant and Forfeiture Remedies.  By accepting this Award, you agree to the restrictions and agreements contained in Section 4.1 (the “Restrictive Covenant”), and also Section 4.4; and you agree that the Restrictive Covenant and the forfeiture remedies described in Section 4.2 and 4.4 are reasonable and necessary to protect the legitimate interests of the Company Group.

4.1      Confidentiality Restrictive Covenant.  In consideration of the Award, you acknowledge that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and you agree, during your employment with the Company Group and thereafter, to maintain the confidentiality of the Company Group’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.

4.2      Forfeiture for Violation of Restrictive Covenant.  In consideration of the terms of the Award and in recognition of the fact that you will receive Confidential Information during your employment with the Company Group, you agree to be bound by the Restrictive Covenant set forth in Section 4.1 and agree that, if you violate any provision of the Restrictive Covenant, then, notwithstanding any other provision of this Agreement, (a) any unvested portion of the Option, (b) all unvested Restricted Shares (the “Forfeited Shares”), and (c) all unpaid dividends or other distributions on such Forfeited Shares shall be forfeited and any rights thereto shall become null and void.

4.3      Committee Discretion.  You may be released from your Restrictive Covenant under this Article IV only if, and to the extent that, the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company Group.

4.4      Impact of Restatement of Financial Statements Upon Award.

(a)        Forfeiture or Recovery of Award.  If any of Best Buy’s financial statements are required to be restated as a result of any errors, omissions or fraud in which you were involved, the Committee may (in its sole discretion, but acting in good faith) direct that all or a portion of the Award under this Agreement, with respect to any fiscal year of Best Buy for which the financial results are negatively affected by such restatement, shall be forfeited or recovered from you.  The amount to be forfeited or recovered from you shall be the amount by which the value of the Award under this Agreement exceeded the amount that would have been payable to you had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee may determine.  In no event shall the amount to be forfeited or recovered by Best Buy be less than the amount required to be forfeited or recovered as a matter of law.  The Committee shall determine whether Best

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Buy shall effect any such forfeiture or recovery (i) by seeking repayment from you pursuant to this Article IV; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to you under this Agreement and any other compensatory plan, program or arrangement maintained by the Company Group; (iii) by requiring that you forfeit all or any portion of the Option, the underlying Shares and the Restricted Shares (either before or after the exercise of the Option or the lapse of the Restrictions), in which case any rights thereto shall become null and void, (iv) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made to you in accordance with the otherwise applicable compensation practices of the Company Group, or (v) by any combination of the foregoing.

(b)        Right of Set-Off.  By accepting this Agreement, you consent to a deduction from any amounts any member of the Company Group owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to you by any member of the Company Group), to the extent of the amounts you owe any member of the Company Group under this Section 4.4.  Whether or not the Company Group elects to make any set-off in whole or in part, if the Company Group does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to immediately pay the unpaid balance to Best Buy.

4.5      Partial Invalidity.  If any portion of this Article IV is determined by any court of competent jurisdiction to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such court in such action.  You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

V.    General Terms and Conditions.

5.1      Employment and Terms of Plan.  This Agreement does not guarantee your continued employment nor alter the right of any member of the Company Group to terminate your employment at any time.  This Award is granted pursuant to the Plan and is subject to its terms.  In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.  By your acceptance of this Award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

5.2      Jurisdiction and Venue.  You and Best Buy agree that the state and federal courts located in the State of Minnesota shall have personal jurisdiction over the parties to this Agreement, and that the sole venues to adjudicate any dispute arising under this Agreement shall be the District Courts of Hennepin County, State of Minnesota and the United States District Court for the District of Minnesota; and each party waives any argument that any other forum would be more convenient or proper.

5.3      Costs of Enforcement.  In addition to any other remedy to which any member of the Company Group is entitled under this Agreement, you agree that the Company Group shall be entitled to recover from you any attorney’s fees, costs or disbursements reasonably incurred by the Company Group to enforce any provision of this Agreement, or to otherwise defend itself from any claim brought by you or any of your beneficiaries against any member of the Company Group under any provision of this Agreement.

BEST BUY CO., INC.

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ADDENDUM TO

BEST BUY CO., INC.

LONG-TERM INCENTIVE PROGRAM AWARD AGREEMENT

Award Date: September 17, 2009

Capitalized terms not defined in the body of this Agreement are defined in the Plan or, if not defined therein, will have the following meanings:

“Affiliate” is generally defined in the Plan, but will mean, solely for purposes of the definitions of “Change of Control” and “Person” in this Addendum, a company controlled directly or indirectly by Best Buy, where “control” will mean the right, either directly or indirectly, to elect a majority of the directors or other governing body thereof without the consent or acquiescence of any third party.

“Beneficial Owner” will have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor provision.

“Cause” for termination of your employment with the Company Group shall, for purposes of this Agreement, is deemed to exist if you:

(I)

are convicted of or enter a plea of guilty or nolo contendere to: (a) a felony, (b) a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or (c) any crime involving the business of the Company Group;

(II)

in the performance of your duties for the Company Group or otherwise to the detriment of the Company Group, engage in: (a) dishonesty that is harmful to the Company Group, monetarily or otherwise, (b) willful or gross misconduct, (c) willful or gross neglect, (d) fraud, (e) misappropriation, (f) embezzlement, or (g) theft;

(III)	willfully disobey the directions of the Board acting within the scope of its authority;

(IV)	willfully fail to comply with the policies and practices of the Company Group;

(V)	fail to devote substantially all of your business time and effort to the Company Group;

(VI)

are adjudicated in any civil suit, or acknowledge in writing in any agreement or stipulation, to have committed any theft, embezzlement, fraud, or other intentional act of dishonesty involving any other person;

(VII)	are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its behalf, to have engaged in a pattern of poor performance;

(VIII)

are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its behalf, to have willfully engaged in conduct that is harmful to the Company Group, monetarily or otherwise;

(VIII)

breach any material provision of this Agreement (including but not limited to Section 4.1, concerning Confidential Information) or any other agreement between you and any member of the Company Group; or

(IX)	engage in any activity intended to benefit any entity at the expense of the Company Group or intended to benefit any competitor of the Company Group.

All determinations and other decisions relating to Cause (as defined above) for termination of your employment shall be within the sole discretion of the Board or any individual or individuals the Board authorizes to act on its behalf; and shall be final, conclusive and binding upon you.  In the event that there exists Cause (as defined above) for termination of your employment, the member of the Company Group that employs you may terminate your employment and this Agreement immediately, upon written notification of such termination for Cause, given to you by the Board or any individual or individuals the Board authorizes to act on its behalf.

A “Change of Control” will be deemed to have occurred solely for purposes of this Agreement, if the conditions set forth in any one of the following paragraphs are satisfied after the Award Date:

(I)            any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Best Buy representing 50% or more of the combined voting power of Best Buy’s then outstanding securities excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person, any securities acquired directly from Best Buy or its Affiliates or in connection with a transaction described in clause (a) of paragraph III below; or

(II)           individuals who at the Award Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Best Buy) whose appointment or election by the Board or nomination for election by Best Buy’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Award Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(III)         there is consummated a merger or consolidation of Best Buy or any Affiliate with any other company, other than (a) a merger or consolidation which would result in the voting securities of Best Buy outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any Affiliate, at least 50% of the combined voting power of the voting securities of Best Buy or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Best Buy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly of securities of Best Buy representing 50% or more of the combined voting power of Best Buy’s then outstanding securities; or

(IV)         the shareholders of Best Buy approve a plan of complete liquidation of Best Buy or there is consummated an agreement for the sale or disposition by Best Buy of all or substantially all Best Buy’s assets, other than a sale or disposition by Best Buy of all or substantially all of Best Buy’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Best Buy in substantially the same proportions as their ownership of Best Buy immediately before such sale; or

(V)           the Board determines in its sole discretion that a change in control of Best Buy has occurred.

(VI)         Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Best Buy immediately before such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Best Buy immediately following such transaction or series of transactions.

“Company Group” will mean, collectively, Best Buy and its Affiliates.

“Confidential Information” will mean any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to:  trade secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertains to you or other employees of the Company Group); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which you encounter during employment, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group.  Confidential Information does not include information which is or becomes generally known within the Company Group’s industry through no act or omission by you; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.

“Disabled” will mean that you either (a) have qualified for long term disability payments under the long term disability plan of the Company Group member then employing you; or (b) are unable to perform the essential functions of your position (with or without reasonable accommodation) with any such Company Group member due to a physical or mental impairment resulting from your illness, pregnancy (if you are a woman) or injury, and such inability to perform continues for at least six consecutive months.  If any such Company Group member does not have a long term disability plan in effect at such time, you will be deemed disabled for the purposes hereof if you would have qualified for long term disability payments under Best Buy’s long term disability plan had you then been an employee of Best Buy.

“Good Reason” will mean the occurrence of any of the following events following a Change in Control, except for the occurrence of such an event in connection with your death, the termination of your employment with the Company Group by your employer (or any successor company or affiliated entity then employing you for Cause, or any termination of your employment for Disability:

(I)            the assignment of employment duties or responsibilities that are not substantially comparable or greater in responsibility and status to the employment duties and responsibilities held by you immediately before the Change in Control;

(II)           a material reduction in your base salary as in effect immediately before the Change in Control; or

(III)         being required to work in a location more than 50 miles from your office location immediately before the Change in Control, except for requirements of temporary travel on the Company Group’s business to an extent substantially consistent with your business travel obligations immediately before the Change in Control.

“Person” is generally defined in the Plan, but solely for purposes of the definition of “Change of Control” in this Addendum, will have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term will not include (i) Best Buy or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Best Buy in substantially the same proportions as their ownership of stock of Best Buy.

“Qualified Retirement” will mean any termination of your employment with the Company Group that occurs on or after your 60th birthday, at a time when no member of the Company Group is entitled to discharge you for Cause, so long as you have served the Company Group continuously for at least the three-year period immediately preceding that termination.